Exhibit 99.3

SPIRIT AEROSYSTEMS, INC.
OFFER TO EXCHANGE
$300,000,000
6 3/4% SENIOR NOTES DUE 2020
FOR
6 3/4% SENIOR NOTES DUE 2020
WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Unconditionally Guaranteed by:

Spirit AeroSystems Holdings, Inc.
Spirit AeroSystems Finance, Inc.
Spirit AeroSystems International Holdings, Inc.
Spirit AeroSystems Investco, LLC
Spirit AeroSystems North Carolina, Inc.
Spirit AeroSystems Operations International, Inc.
Spirit Defense, Inc.

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Spirit AeroSystems, Inc. (the “Company”) is offering, upon and subject to the terms and conditions set forth in a prospectus dated          , 20   (the “Prospectus”), and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) its 6 3/4% Senior Notes due 2020 which have been registered under the Securities Act of 1933, as amended, for a like principal amount of the Company’s issued and outstanding 6 3/4% Senior Notes due 2020 (the “Original Notes”). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in a Registration Rights Agreement, dated as of November 18, 2010, among the Company, the Guarantors (as defined therein) and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the several initial purchasers of the Original Notes named therein.

We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

1. A Prospectus dated          , 20  ;

2. The Letter of Transmittal for your use and for the information (or the use, where relevant) of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Original Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent (as defined below) prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter that may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. Return envelopes addressed to The Bank of New York Mellon Trust Company, N.A., the exchange agent for Original Notes (the “Exchange Agent”).

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          , 20  , UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). THE ORIGINAL NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or an Agent’s Message (as defined in the Prospectus) in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Original Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of Original Notes wish to tender, but it is impracticable for them to forward their certificates for Original Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus in the section entitled “The Exchange Offer” under the heading “Guaranteed Delivery Procedures.”

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Original Notes held by them as nominee or in a fiduciary capacity. The tendering holder will be required to pay or cause to be paid any transfer taxes in connection with the Exchange Offer as described in Instruction 13 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York Mellon Trust Company, N.A., the Exchange Agent for the Original Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

SPIRIT AEROSYSTEMS, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

2